SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Epimmune Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPIMMUNE INC.
5820 Nancy Ridge Drive
San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2002

     To the Stockholders of Epimmune Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Epimmune Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 18, 2002 at 10:00 a.m. at 5820 Nancy Ridge Drive, San Diego, California, for the following purposes:

1.	To elect seven directors to hold office for the ensuing year or until their successors are elected.

2.	To approve an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of the Company’s Common Stock available for issuance under such plan from 700,000 to 1,200,000 shares.

3.	To ratify the selection of Ernst & Young LLP, as independent auditors of the Company for the year ending December 31, 2002.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 26, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors /s/ ROBERT DE VAERE Robert J. De Vaere Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

San Diego, California
April 30, 2002

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF THE AMENDMENT TO THE EPIMMUNE INC. 2000 STOCK PLAN
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
EMPLOYMENT AGREEMENTS
COMPENSATION COMMITTEE REPORT (1)
PERFORMANCE MEASUREMENT COMPARISON (1)
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

EPIMMUNE INC.
5820 Nancy Ridge Drive
San Diego, CA 92121

PROXY STATEMENT

General Information

     The enclosed proxy is solicited by the Board of Directors of Epimmune Inc., a Delaware corporation (the “Company” or “Epimmune”), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 18, 2002 at 10:00 a.m. (the “Annual Meeting”), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Annual Meeting. The Annual Meeting will be held at the Company’s headquarters, located at 5820 Nancy Ridge Drive, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 2002 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation

     The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of the Company’s Common Stock, Series S Convertible Preferred Stock (the “Series S Preferred Stock”) and Series S-1 Convertible Preferred Stock (the “Series S-1 Preferred Stock”) at the close of business on April 26, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 26, 2002, the Company had outstanding and entitled to vote 12,094,757 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 26, 2002, the Company had outstanding 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock held by Pharmacia Corporation (“Pharmacia”). Pharmacia will be entitled to vote its shares of Series S Preferred Stock and Series S-1 Preferred Stock held on all matters to be voted upon at the Annual Meeting on an as-converted to Common Stock basis which will entitle Pharmacia to 1,608,448 votes. The total number of shares outstanding on an as-converted basis at the close of business on April 26, 2002 was 13,703,205.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 5820 Nancy Ridge Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

1.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company pursuant to Rule 14a-8 of the Securities and Exchange Commission no later than December 31, 2002 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so on or before February 18, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

2.

PROPOSAL 1
ELECTION OF DIRECTORS

     The Company’s directors are elected annually to serve until the next Annual Meeting and until each such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. The authorized number of directors of the Company’s Board of Directors (the “Board”) is currently set at seven. There are seven nominees for the seven Board positions. Each nominee listed below is currently a director of the Company having been elected by the stockholders, with the exception of Georges Hibon and Michael J. Ross, Ph.D. Mr. Hibon was elected to serve as a director by the Board on August 27, 2001, and Dr. Ross was elected to serve as a director by the Board on April 3, 2002.

     Shares represented by executed proxies will be voted for the election of the nominees named below, unless the proxy is marked to withhold authority to vote for any of them. In the event any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such substitute nominee as the Board may select. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

Nominees

     The names of the nominees and certain information about them are set forth below:

Name	Age	Position Held with the Company and Principal Occupation

Howard E. Greene, Jr.	59	Chairman of the Board of Directors, Director and founder of Amylin Pharmaceuticals, Inc.

William T. Comer, Ph.D.	66	Director and Chairman of Neurogenetics, Inc.

Michael G. Grey	49	Director and Chief Business Officer of Structural GenomiX, Inc.

Georges Hibon	63	Director and Advisor to pharmaceutical and biotechnology companies

Emile Loria	52	President, Chief Executive Officer and Director

John P. McKearn, Ph.D.	49	Director and Senior Vice President, Discovery Research, Pharmacia Corporation

Michael J. Ross, Ph.D.	53	Director and General Partner, Schroder Ventures Life Sciences

     Mr. Greene, a founder of the Company, has served as a director since the Company’s inception. He was elected Chairman of the Board in January 1989 and served as President from July 1987 to January 1989. Mr. Greene is a director and founder of Amylin Pharmaceuticals, Inc. (“Amylin”), a biotechnology company involved in research and development of medicines for treating diabetes and served as Chief Executive Officer from 1987 to 1998. He was a general partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies from 1986 until 1993. Prior to Biovest, he was Chief Executive Officer of Hybritech Incorporated, a biotechnology company acquired by Eli Lilly & Company in 1986. Mr. Greene is also a director of Amylin and Biosite Diagnostics Incorporated.

     Dr. Comer has served as a director of the Company since January 1994. Since May 2000, he has been Chairman of the Board of Neurogenetics, Inc., a privately held biopharmaceutical company, where he also served as

3.

Interim Chief Executive Officer from September 2001 through March 2002. Dr. Comer served as President and Chief Executive Officer and a member of the Board of Directors of SIBIA Neurosciences, Inc. (“SIBIA”), a biotechnology company, from April 1991 to November 1999. SIBIA was acquired by Merck & Co., Inc. (“Merck”) in November 1999. Dr. Comer resigned from Merck on December 31, 1999. Dr. Comer previously served in various roles with Bristol-Myers Squibb, a pharmaceutical company, culminating in his position as Senior Vice President of Strategic Management, Pharmaceuticals and Nutritionals. He currently serves as Chairman of Prescient Neuropharma, Inc. and is a director of Innapharma, Inc.

     Mr. Grey has served as a director of the Company since July 1999. He currently serves as Chief Business Officer and a member of the Board of Directors of Structural GenomiX, Inc., a privately held biotechnology company. Between January 1999 and April 2001, he served as President and Chief Executive Officer of Trega Biosciences, Inc. (“Trega”), a biotechnology company. Prior to joining Trega, Mr. Grey served as President of BioChem Therapeutics, Inc., a pharmaceutical division of BioChem Pharma, Inc., a pharmaceutical company, from November 1994 to August 1998. During 1994, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical Company. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, p.l.c., a pharmaceutical company, culminating in his position as Vice President, Corporate Development. Mr. Grey serves on the Boards of Directors of Achillion Pharmaceuticals, Inc. and Incellico, Inc.

     Mr. Hibon has served as a director since August 2001. He currently serves as an advisor to several companies and organizations in Europe and North America. From 1990 to 1998, he was with Pasteur Merieux Connaught, now Aventis Pasteur, a pharmaceutical company, most recently as Chairman and Chief Executive Officer of PMC North America, a vaccine focused business. From 1986 to 1989, he was with Gillette group as President Director General of ST Dupont, a luxury goods distributor. He was with Merck & Co., a pharmaceutical company, from 1968 to 1986 during which time he held various executive positions in their European and international operations. He currently serves on the Boards of Directors of Cerep, Protein Sciences Corporation, Aphton Corporation and Care France.

     Dr. Loria has served as a director since January 2001. He joined the Company as President and Chief Executive Officer in June 2001. From 1995 to 2000, he served as President and Chief Executive Officer of Biovector Therapeutics, a vaccine company. Prior to his appointment as Chief Executive Officer, he served as Senior Vice President, Business Development at Biovector from 1994 to 1995. From 1986 to 1993, he was founder and Managing Director of MS Medical Synergy, a company specialized in drug delivery. From 1978 to 1985, Dr. Loria held various positions with the pharmaceutical companies Hoffman La Roche-Kontron, Ciba-Geigy and Sanofi Pharma.

     Dr. McKearn has served as a director of the Company since April 2000. He has been with Pharmacia Corporation, formerly G.D. Searle and Co., a pharmaceutical company, since 1987. Since August 2000, he has served as Senior Vice President, Pharmacia Discovery Research, responsible for research activities in cardiovascular diseases, arthritis, ophthalmology, CNS, infectious diseases and oncology. Prior to that he served as Vice President, Searle Discovery Research from 1999 to 2000, Executive Director of Oncology from 1995 to 1999, and directed all arthritis, inflammation and oncology research from 1987 to 1995. Dr. McKearn was a Senior Scientist at E.I. DuPont de Nemours and Company, a pharmaceutical company, from 1985 to 1987 and a member of the Basel Institute for Immunology from 1982 to 1985.

     Dr. Ross has served as a director since April 2002. He is currently a general partner with Schroder Ventures Life Sciences, a private equity group focused on healthcare. From 1999 to 2001 he was the managing partner of Didyma, LLC, a healthcare consulting partnership. From 1996 to 1999 he was President and Chief Executive Officer of MetaXen LLC, a biotechnology company which was sold to Exelixis Pharmaceuticals. From 1990 to 1996, Dr. Ross was with Arris Pharmaceutical Corp., now Celera Genomics Inc., a biotechnology company, as Chief Scientific Officer, President and Chief Executive Officer. Prior to joining Arris Pharmaceutical, Dr. Ross spent twelve years with Genentech, Inc., a biotechnology company, from 1978 to 1990, where he served in various senior executive positions including Vice President, Development and Vice President, Medicinal and Biomolecular Chemistry. Dr. Ross currently serves on the Boards of Directors of Aderis Pharmaceutical, Inc., Carta Proteomics, Inc., CyThera, Inc. and Prescient Neuropharma Inc.

4.

Board Committees and Meetings

     During the fiscal year ended December 31, 2001, the Board held seven meetings and acted by unanimous written consent four times. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     Until April 1, 2001, the Audit Committee was comprised of Mr. Greene and Mr. Grey, neither of whom is an employee of the Company. In March 2001, Dr. Comer, who is not an employee of the Company, was elected as the third member of the Audit Committee, effective April 1, 2001. The Audit Committee met one time prior to April 1, 2001 to discuss the 2000 annual audit with the Company’s independent auditors. The Audit Committee met three times after April 1, 2001, to review and discuss the Company’s first, second and third quarter financial results and financial statements to be included in the Company’s Form 10-Q filings. The Audit Committee met two times following the 2001 fiscal year end to discuss the annual audit with the Company’s independent auditors. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The independent auditors separately meet with the Audit Committee, with and without Company management present, to review and discuss various matters, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work and their recommendations concerning the Company’s financial practices and procedures. All members of the Audit Committee are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. (“NASD”) listing standards.

     The Compensation Committee is comprised of Mr. Greene, Dr. Comer and Dr. McKearn, none of whom is an employee of the Company. This Committee, which held four meetings and acted by unanimous written consent one time during 2001, administers the Company’s stock option plans, stock purchase plan and 401(k) plan, approves salaries, bonuses and other compensation arrangements for the Company’s officers and performs such other functions regarding compensation as the Board may delegate.

     In March 2001, the Board appointed a Nominating Committee. The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof and nominates specific individuals to be elected as officers of the Company by the Board. The Nominating Committee recommended the election of Mr. Hibon and Dr. Ross to the Board. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of two non-employee directors: Mr. Grey and Dr. McKearn. The Nominating Committee met one time during 2001.

     During the fiscal year ended December 31, 2001, all of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is for monitoring and overseeing these processes, as well as to recommend to the Board the selection of the Company’s independent accountants.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     1      The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”), as amended, or the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

5.

     The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based on the Audit Committee’s discussion with management and the independent accountants as well as the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

From the members of the Audit Committee of Epimmune Inc.:

Howard E. Greene, Jr.
Michael G. Grey
William T. Comer, Ph.D.

6.

PROPOSAL 2
APPROVAL OF THE AMENDMENT TO THE EPIMMUNE INC. 2000 STOCK PLAN

     In April 2000, the Board adopted, and the Company’s stockholders subsequently approved, the Epimmune Inc. 2000 Stock Plan (the “2000 Plan”) which initially included a reserve of 700,000 shares of Common Stock for issuance under the 2000 Plan. In December 2001, the Board amended the 2000 Plan to include a 500,000 share increase in the number of shares of Common Stock available for issuance under the 2000 Stock Plan (the “Additional Pool”) which increased the number of shares of Common Stock available under the 2000 Plan to a total of one million two hundred thousand (1,200,000) shares (the amendment adding the Additional Pool shall be referred to herein as the “Amendment”). As of April 26, 2002, options to purchase 853,674 shares were outstanding under the 2000 Plan and 346,326 shares (plus any shares that might in the future be returned to the plan as a result of cancellations or expiration of options) remained available for future grant under the 2000 Plan.

     The Board believes the Amendment is necessary to ensure that a sufficient number of shares remain available for issuance under the 2000 Plan to allow the Company to continue to use equity incentives to attract and retain the services of key individuals essential to the Company’s long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants to attract and retain key employees, and the Company believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. The Company grants options to newly hired or continuing employees based on both competitive market conditions and individual performance.

     The Company has agreed with the NASD that, if, and only if, the Company’s stockholders do not approve this Proposal 2 at the Annual Meeting, then the Company will administer the Additional Pool in accordance with the requirements for a broadly based plan under NASD rules. This means that the total number of shares of Common Stock underlying incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses (collectively, “Stock Awards”) granted under the 2000 Plan to officers and directors from the Additional Pool will constitute less than 50% of the total number of shares underlying Stock Awards granted to all persons from the Additional Pool, as determined on the third anniversary of the date of the adoption of the Amendment and on each anniversary date thereafter. In calculating the percentage of shares that may be issued to officers and directors from the Additional Pool, the Company would not include (in either the numerator or the denominator) shares issued or issuable to an officer not previously employed by the Company, as an inducement essential to the officer’s acceptance of employment with the Company or an affiliate of the Company. The NASD has confirmed that, if the Company complies with the foregoing requirements, the Additional Pool would qualify under the NASD exemption applicable to broad-based plans and, thus, the Amendment would not require stockholder approval. If the stockholders do not approve this Proposal 2, however, the options granted from the Additional Pool would not qualify as incentive stock options but, instead, would be nonstatutory stock options.

     Stockholders are requested in this Proposal 2 to approve the Amendment to the 2000 Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Amendment to the 2000 Plan as described in this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the 2000 Plan are outlined below:

General

     The 2000 Plan provides for the grant of incentive stock options to employees and the grant of nonstatutory stock options, rights to purchase restricted stock and stock bonuses to consultants, employees (including officers) and directors. Incentive stock options granted under the 2000 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). See

7.

“Federal Income Tax Information” below for a discussion of the tax treatment of the various Stock Awards permitted under the 2000 Plan.

Purpose

     The 2000 Plan was adopted to (i) provide a means by which selected employees and directors of and consultants and advisors to the Company and its affiliates could be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards, and (ii) assist in retaining the services of persons holding key positions, assist in securing and retaining the services of persons capable of filling such positions, and provide incentives for such persons to exert maximum efforts for the success of the Company.

Administration

     The Board administers the 2000 Plan. The Board has the power to construe and interpret the 2000 Plan and, subject to the provisions of the 2000 Plan, to determine, among other things, the following: the persons to whom Stock Awards will be granted; when and how Stock Awards will be granted; the form of Stock Awards; the provisions of each Stock Award granted, including the time or times when a person will be permitted to receive stock pursuant to a Stock Award, the number of shares of Common Stock subject to each Stock Award, and the time(s) at which shares of Common Stock subject to each Stock Award shall vest, if applicable.

     The Board has the power to delegate administration of the 2000 Plan to a committee composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from the Company other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 of the Exchange Act). An “outside director” generally is a director who is neither a current or former officer of the Company nor a current employee of the Company, does not receive any remuneration from the Company other than compensation for service as a director, and is not employed by or have certain ownership interests in an entity that receives remuneration from the Company (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the power to delegate administrative powers to a subcommittee. As used herein with respect to the 2000 Plan, the “Board” refers to any committee the Board appoints or, if applicable, any such subcommittee, as well as to the Board itself. In accordance with the foregoing provisions, the Board has delegated administration of the 2000 Plan to the Compensation Committee.

Eligibility

     Incentive stock options may be granted under the 2000 Plan only to employees (including officers) of the Company and its affiliates. Stock Awards other than incentive stock options may be granted under the 2000 Plan only to employees (including officers) and directors of, and advisors and consultants to, the Company or its affiliates. The 2000 Plan specifically provides that Stock Awards other than incentive stock options may be granted to Non-Employee Directors of the Company. For this purpose, a “Non-Employee Director” is defined in the 2000 Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate. Each of the Company’s current Directors except Dr. Loria is currently a Non-Employee Director.

     No incentive stock option may be granted under the 2000 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under all plans of the Company and its affiliates) may not exceed $100,000.

     Under the 2000 Plan, no employee may be granted options and restricted stock purchase rights covering, in the aggregate, more than 500,000 shares of Common Stock during any calendar year (the “Section 162(m) Limitation”).

8.

Stock Subject to the 2000 Plan

     An aggregate of 1,200,000 shares of Common Stock is reserved for issuance under the 2000 Plan. Stock subject to the 2000 Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If any Stock Award granted under the 2000 Plan expires or otherwise terminates without being exercised in full, the shares of Common Stock not acquired pursuant to such Stock Award shall again become available for issuance under the 2000 Plan.

Terms of Options

     The following is a description of the permissible terms of stock options under the 2000 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding options. The 2000 Plan requires, however, that the Company obtain stockholder approval before repricing any stock options or engaging in any option cancellation or regrant program providing for the grant of Stock Awards at a lower price.

     Exercise Price; Payment. The per share exercise price of an incentive stock option granted under the 2000 Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of the option grant, and in some cases may not be less than 110% of such fair market value (see “Eligibility” above). The per share exercise price of nonstatutory options granted under the 2000 Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of the option grant. Any change to this requirement regarding the exercise price of nonstatutory stock options requires stockholder approval.

     The exercise price of options granted under the 2000 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, by delivery of other Common Stock, pursuant to a deferred payment arrangement, or in any other form of legal consideration acceptable to the Board.

     Transferability. Under the 2000 Plan, an incentive stock option may not be transferred by the employee to whom the option was granted other than by will or by the laws of descent and distribution. During the lifetime of the employee, an incentive stock option may be exercised only by the employee. A nonstatutory stock option is transferable to the extent provided in a participant’s option grant agreement. If the nonstatutory stock option does not provide for transferability, then the nonstatutory stock option is not transferable other than by will or by the laws of descent and distribution.

     Option Exercise. Options granted under the 2000 Plan may vest, or become exercisable in cumulative increments, as determined by the Board. Vesting typically will occur during the optionholder’s continued service with the Company or an affiliate, whether such service is performed in the capacity of employee, director or consultant (collectively, “service”) and regardless of any change in the capacity of such service. Options granted under the 2000 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2000 Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate before vesting. Shares subject to repurchase by the Company under an early exercise stock purchase agreement also may be subject to such restrictions on transfer that the Board deems appropriate.

     To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned stock of the Company or by a combination of these means.

     Term. The maximum term of options under the 2000 Plan is ten years, except that in certain cases the maximum term is five years (see “Eligibility”). Unless a shorter term is established by the Board and specifically provided in the option grant agreement, nonstatutory options granted to Non-Employee Directors have a term of ten years. Options under the 2000 Plan generally terminate three months after the optionholder’s service terminates, unless (i) termination of service is due to the optionholder’s disability (as defined in the 2000 Plan), in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination; (ii) the optionholder dies before termination of service, or within not more than three months after termination of

9.

service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within eighteen months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. With respect to nonstatutory options granted to Non-Employee Directors, the 2000 Plan provides that such options terminate twelve months after the termination of the Non-Employee Director’s service to the Company, unless otherwise determined by the Board and provided in the option grant agreement. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. The option term may be extended in the event that exercise of the option within these periods is prohibited.

Terms of Stock Bonuses and Restricted Stock

     The following is a description of the permissible terms of stock bonuses and purchases of restricted stock under the 2000 Plan. Individual stock bonuses or purchases of restricted stock may be more restrictive as to any or all of the permissible terms described below. In addition, the Board may at any time amend outstanding stock bonuses and restricted stock, although certain amendments that would impair the rights of the person to whom the award was granted require the award holder’s consent.

     Purchase Price; Payment. The purchase price for restricted stock is determined by the Board, but in no event may it be less than 100% of the fair market value on the date of the grant or at the time the purchase is consummated. This requirement may be modified so that the purchase price for restricted stock may be not less than 85% of the fair market value on the date of grant or at the time the purchase is consummated if stockholder approval of this change is obtained. The Board may determine that eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration for past services rendered to the Company.

     The purchase price of stock acquired pursuant to a restricted stock purchase agreement must be paid either (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

     Repurchase Option. Shares of Common Stock sold or awarded under the 2000 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. In the event a participant’s service terminates before the shares of Common Stock subject to such participant’s Stock Award have vested, the Company may repurchase or otherwise reacquire any or all of the unvested shares of Common Stock held by that person on the date of termination, if such repurchase is provided for pursuant to the terms of the stock bonus or restricted stock purchase agreement.

     Transferability. No rights under a stock bonus or restricted stock purchase agreement may be assigned by any participant under the 2000 Plan, except as expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

Adjustment Provisions

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the 2000 Plan and outstanding Stock Awards. In that event, the 2000 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the 2000 Plan and the Section 162(m) Limitation, and outstanding Stock Awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such Stock Awards.

10.

Effect of Certain Corporate Events

     The 2000 Plan provides that, in the event of a dissolution or liquidation of the Company, then with respect to Stock Awards held by participants whose service with the Company or an affiliate has not terminated, the vesting of such Stock Awards shall be accelerated in full and such Stock Awards shall terminate if not exercised (if applicable) prior to such dissolution or liquidation. The 2000 Plan further provides that, in the event of a sale, lease or other disposition of all or substantially all of the assets of the Company or certain specified types of mergers (as more fully described in the 2000 Plan) (such events individually referred to herein as a “corporate transaction”), any surviving corporation may either assume Stock Awards outstanding under the 2000 Plan or substitute similar awards for those outstanding under the 2000 Plan. If any surviving corporation does not either assume Stock Awards outstanding under the 2000 Plan, or substitute similar awards, then, with respect to outstanding Stock Awards held by participants whose service has not terminated, the vesting and, if applicable, the time during which such Stock Awards may be exercised, will be accelerated in full as of the occurrence of such corporate transaction and shall terminate if not exercised (if applicable) at or prior to such corporate transaction. The acceleration of Stock Awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

     In addition, in the event there occurs a securities acquisition representing 50% or more of the Company’s combined voting power or a change in the Board composition representing 50% or more of the incumbent Board members, other than in a corporate transaction, then, with respect to participants whose service has not terminated, the vesting and, if applicable, exercisability of outstanding Stock Awards will be accelerated in full.

     If there occurs any dissolution or liquidation of the Company, or any corporate transaction or other event described above occurs, the vesting and exercisability of nonstatutory options held by Non-Employee Directors whose service has not terminated shall be accelerated in full, unless otherwise specifically provided in the applicable option grant agreement.

Duration, Amendment and Termination

     The Board may suspend or terminate the 2000 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2000 Plan will terminate on April 20, 2010.

     The Board also may amend the 2000 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent that stockholder approval is necessary in order to satisfy the requirements of Section 422 of the Code or any Nasdaq or other applicable securities exchange listing requirements. In addition, the provisions of the 2000 Plan regarding the exercise price of nonstatutory stock options, the pricing of restricted stock purchases and the limitations on option repricing and option cancellation and regrant programs may not be amended without stockholder approval. The Board may submit any other amendment of the 2000 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

     The tax treatment afforded the specific types of Stock Awards granted under the 2000 Plan is briefly described below. With respect to the respective tax rates applicable to such Stock Awards, currently the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%, while the long-term capital gains rate for federal income tax purposes is currently 20%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Incentive Stock Options. Incentive stock options under the 2000 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code.

     There generally are no federal income tax consequences to the optionholder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may either cause the optionholder to incur liability for alternative minimum tax in the first instance or result in an increase in the amount of alternative minimum tax otherwise payable by the optionholder, if any.

11.

If an optionholder holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

     Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the 2000 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of acquisition over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock purchases granted under the 2000 Plan have the following federal income tax consequences:

     Generally, at the time of receipt of the stock, the recipient’s tax treatment depends on whether the shares are then subject to a substantial risk of forfeiture (e.g., vesting) and, if so, whether he or she timely files an election under Section 83(b) of the Code. If the shares are subject to a substantial risk of forfeiture, and a Section 83(b) election is timely filed, the recipient will recognize ordinary income in the amount of the difference, if any, between the purchase price and the fair market value of the shares at the time of the purchase or other transfer. If the election is not timely filed, the recipient will recognize ordinary income at the time of receipt only in the amount of the difference between the purchase price and the fair market value of any shares that are not at the time subject to the Company’s repurchase option. Thereafter, whenever the Company’s repurchase option lapses with respect to a given number of shares, the recipient will recognize ordinary income in the amount of the difference between the purchase price and the fair market value of the shares with respect to which the repurchase option has just lapsed. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

     Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on

12.

whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

     Compensation attributable to restricted stock, if any, will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the plan contains a stockholder-approved percentage limit on the number of shares that may be subject to restricted stock purchases during a specific period and (iii) the purchase price under the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

     Other Tax Consequences. The foregoing discussion is not intended to be a complete description of the federal income tax aspects of Stock Awards granted under the 2000 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable.

     New Plan Benefits. The following table presents certain information with respect to options granted under the Additional Pool of the 2000 Plan as of April 26, 2002 to (i) the Company’s Chief Executive Officer and its four other most highly compensated executive officers at December 31, 2001, including the former Chief Executive Officer, who departed from the Company in January 2001 (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group and (iv) all non-employee directors as a group.

13.

NEW PLAN BENEFITS

Epimmune Inc. 2000 Stock Plan

NAME AND POSITION	NUMBER OF SHARES UNDERLYING OPTIONS GRANTED

Dr. Robert W. Chesnut, Executive Vice President, Research and Development and Secretary	20,000

Mr. Robert J. De Vaere, Vice President, Finance and Administration and Assistant Secretary	30,000

Dr. Alessandro Sette Vice President and Chief Scientific Officer	10,000

Dr. Mark J. Newman, Vice President, Infectious Disease Programs	10,000

Dr. John Fikes, Vice President, Cancer Program	15,000

All Executive Officers as a Group	85,000

All Non-Executive Officer Employees as a Group	53,500

All Non-Employee Directors as a Group	28,730

14.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,414,988 (1)	$4.20	13,556
Equity compensation plans not approved by security holders	245,964 (2)	$1.88	0

Total	1,660,952	$3.85	13,556

(1)  The number does not include the 500,000 shares of Common Stock represented in the Additional Pool. Although the Board has approved this increase in the option pool, stockholders are being asked in Proposal 2 to approve the Additional Pool and therefore, the Additional Pool shares are not reflected in the table. Out of the Additional Pool, the Board has previously granted option to purchase 167,230 shares of Common Stock and 332,770 shares of Common Stock are still available for issuance.

(2)  This amount includes 245,964 shares of Common Stock that are issuable upon the exercise of warrants that were issued to two former executive officers of the Company as part of their severance arrangement pursuant to a severance benefits agreement. This arrangement was not required to be approved by the Company’s stockholders.

The Company does not have in effect any equity compensation plans under which the Company’s equity securities are authorized for issuance that were adopted without the approval of the Company’s security holders.

15.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will reconsider whether or not to retain that firm for the fiscal year ending December 31, 2002. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines such a change would be in the best interest of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     AUDIT FEES. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements were $66,850.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During the fiscal year ended December 31, 2001, the Company did not use Ernst & Young LLP for any information technology consulting services.

     ALL OTHER FEES. During fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for professional services other than audit fees was $36,490.

     The Audit Committee has determined the rendering of the information technology consulting fees and all other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

16.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock of the Company as of February 15, 2002 by (i) each director and nominee; (ii) each Named Executive Officer; (iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

	Beneficial Ownership(1)

	Number of	Percent of
Beneficial Owner	Shares	Shares

State of Wisconsin Investment Board 121 East Wilson Street Madison, WI 53702	1,892,477	15.6%
Pharmacia Corporation (2) 5200 Old Orchard Road Skokie, IL 60077	1,925,908	14.1%
Genencor International, Inc. 200 Meridian Centre Blvd. Rochester, NY 14618	1,342,324	11.1%
International Biotechnology Trust plc 71 Kingsway London, WC2B 6ST, England	1,267,992	10.5%
Dr. Emile Loria (3)	1,056,301	8.7%
Mr. Peter Allard	910,000	7.5%
Dr. Robert W. Chesnut (4)	399,980	3.3%
Dr. Alessandro D. Sette (4) (5)	375,645	3.1%
Ms. Deborah A. Schueren (6)	257,898	2.1%
Mr. Howard E. Greene, Jr. (4) (7)	156,723	1.3%
Dr. Mark J. Newman (4)	103,628	*
Mr. Robert J. De Vaere (4)	61,056	*
Dr. John D. Fikes (4)	47,858	*
Dr. William T. Comer (4)	30,606	*
Mr. Michael Grey (4)	21,250	*
Dr. John P. McKearn (4)	3,750	*
Mr. Georges Hibon (4)	2,917	*
All executive officers and directors as a group (12 persons) (8)	2,517,612	20.1%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 12,094,757 shares of Common Stock outstanding on February 15, 2002, as adjusted by the rules promulgated by the SEC.

(2)	Includes 1,608,448 shares of Common Stock issuable upon conversion of shares of Series S Preferred Stock and Series S-1 Preferred Stock held by Pharmacia Corporation, formerly G.D. Searle, provided that Pharmacia is not entitled to vote such shares to the extent that the total number of shares of voting capital stock held by Pharmacia and its affiliates would exceed 19.9%. Pharmacia owns 100% of the outstanding shares of the Series S Preferred Stock and Series S-1 Preferred Stock. The Series S Preferred Stock and Series S-1 Preferred Stock are convertible into Common Stock at any time.

(3)	Of the shares held by Dr. Loria, 769,994 shares were subject to a right of repurchase in favor of the Company as of February 15, 2002. Dr. Loria’s 769,994 shares vest ratably in equal daily installments until January 16,

17.

2005, at which point all of Dr. Loria’s shares will be vested, provided Dr. Loria’s service to the Company is not terminated.

(4)	Includes shares, which certain executive officers and directors of the Company have the right to acquire within 60 days after February 15, 2002 pursuant to outstanding options, as follows:

Robert W. Chesnut, 78,476 shares;
William T. Comer, 29,692 shares;
Robert J. De Vaere, 60,276 shares;
John D. Fikes, 34,532 shares;
Howard E. Greene, Jr., 24,693 shares;
Michael G. Grey, 21,250 shares;
Georges Hibon, 2,917 shares;
John P. McKearn, 3,750 shares;
Mark J. Newman, 101,001 shares;
Alessandro D. Sette, 53,152 shares; and
All executive officers and directors as a group, 409,739 shares.

(5)	Includes 141,575 shares held in trust for the benefit of Dr. Sette’s family. Dr. Sette is a trustee of such trust and has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares.

(6)	Ms. Schueren resigned her positions as an officer of the Company and a member of the Board of Directors effective January 15, 2001. The Company exercised its right to repurchase 20,041 unvested shares, which Ms. Schueren had previously purchased pursuant to an early option exercise.

(7)	Includes 129,745 shares held in trust for the benefit of Mr. Greene and his wife and 2,285 shares held in trust for the benefit of Mr. Greene’s children. Mr. Greene is a trustee of both trusts. Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares.

(8)	Includes shares described in notes (3) through (7) above.

18.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq National Market System. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the Company believes that, during 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

19.

EXECUTIVE COMPENSATION

Compensation of Directors

     Directors of the Company who are not employees of the Company are paid $2,000 per meeting attended in person and $500 per meeting attended by phone as compensation for their service on the Board. Directors are not compensated for actions taken by written consent. The members of the Board are eligible for reimbursement of expenses incurred in connection with their service on the Board. Under the Directors’ Deferred Compensation Plan, participating directors may elect on an annual basis to defer all of their cash compensation in a deferred compensation account pursuant to which the deferred fees are credited in the form of share units having a value equal to shares of the Company’s Common Stock (“Share Units”), based on the market price of the stock at the time the deferred fees are earned. The Company will continue to credit Share Units to the participants’ deferred compensation accounts on a quarterly basis. When a participant ceases serving as a director, the participant shall be entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by the Company in its sole discretion. No participant entitled to receive a payment of benefits shall receive payment in the form of the Company’s Common Stock.

     Directors are currently eligible to receive option grants under the 2000 Plan in accordance with the policy regarding non-employee director compensation adopted by the Board of Directors in 1999. This policy calls for each non-employee director to be granted annual options to purchase 5,000 shares of the Company’s Common Stock as of the date of each annual meeting of the Company’s stockholders. The shares subject to such option are to vest monthly over a twelve-month period, provided the director remains a director upon the date of election of, or continues in service to, the Company. Newly appointed or elected non-employee directors are eligible for a 20,000 share option grant under this policy with monthly vesting over a forty-eight month period. In December 2001, Mr. Greene, Mr. Grey and Dr. Comer were granted options under the 2000 Plan to purchase 10,000 shares of the Company’s Common Stock, representing option grants for 2000 and 2001, at an exercise price of $2.85 per share. In December 2001, Dr. McKearn and Mr. Hibon, as newly elected directors, were granted options under the 2000 Plan to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $2.85 per share. At the next Board meeting, the Board intends to grant Dr. Ross an option to purchase 20,000 shares of the Company’s Common Stock at the then current fair market value in accordance with the policy applicable to newly appointed non-employee directors.

20.

Compensation of Executive Officers

     The following table shows for the fiscal years ended December 31, 2001, 2000, and 1999, compensation awarded or paid to, or earned by the Named Executive Officers. During the last three fiscal years, none of the executive officers received any restricted stock awards or long-term incentive payouts.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
	Annual Compensation			Awards

				Restricted	Securities
				Stock	Underlying	All Other
Name and Principal		Salary	Bonus	Awards	Options	Compensation
Position	Year	($)	($)	($)	(#)	($)(1)

Dr. Emile Loria (2)(3)	2001	162,500	352,592	0	0	268,729
President, Chief	2000	0	0	0	0	0
Executive Officer	1999	0	0	0	0	0
Dr. Robert W. Chesnut	2001	231,008	120,000	0	120,000	2,419
Executive Vice President,	2000	220,000	0	0	0	845
Research and Development	1999	212,980	0	0	50,000	2,653
and Secretary
Mr. Robert De Vaere (4)	2001	168,000	115,000	0	105,000	402
Vice President, Finance	2000	94,227	0	0	75,000	176
and Administration,	1999	0	0	0	0	0
Chief Financial Officer
Dr. Alessandro Sette	2001	178,500	50,000	0	85,000	431
Vice President and	2000	170,000	0	0	0	413
Chief Scientific Officer	1999	165,000	0	0	40,000	330
Dr. Mark J. Newman (5)	2001	168,000	50,000	0	95,000	602
Vice President, Infectious	2000	160,000	0	0	0	615
Disease Programs	1999	116,666	0	0	82,466	44,471
Ms. Deborah A. Schueren (6)	2001	51,095	0	0	0	115,538
Former President and Chief	2000	220,000	0	0	0	845
Executive Officer	1999	205,000	25,000	0	60,000	429

(1)	Consists of life insurance premiums paid by the Company unless otherwise noted.

(2)	Dr. Loria joined the Company as President and Chief Executive Officer in June 2001 at a base annual salary of $300,000. Dr. Loria received a signing bonus of $125,000 and was eligible to earn a performance bonus equal to two percent of any proceeds received by the Company from any public or private equity financing or other transaction pursuant to which the Company received funding (other than research funding) that was completed by the Company between January 16, 2001 and January 16, 2002. During the period from January 16, 2001 through December 31, 2001, the Company completed transactions in which it received total funding of $16,379,581 making Dr. Loria eligible for bonus payments of $327,592 under the provisions of this agreement. Dr. Loria was paid a bonus of $227,592 in 2001 and the remaining accrued balance of $100,000 was paid in January 2002. Other compensation includes payments of $264,427 for relocation to San Diego, California made by the Company to Dr. Loria.

(3)	Dr. Loria joined the Company as President and Chief Executive Officer in June 2001. In connection with his employment offer letter and joining the Company’s Board of Directors in January 2001, and as an inducement to accept the offer, the Company sold Dr. Loria 1,056,301 shares of its Common Stock at a purchase price of

21.

$2.50 per share, the closing price of the Common Stock on the Nasdaq National Market on the date of purchase. The shares are subject to vesting in equal daily installments of the four-year period following the date of purchase, and the Company has a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s Service to the Company. Dr. Loria issued the Company a promissory note for $2,640,752.50, the aggregate purchase price of the shares, which is secured by a pledge of the shares. The closing price of the Common Stock of the Company on the Nasdaq National Market as of December 31, 2001 was $3.00.

(4)	Mr. De Vaere joined the Company as Vice President, Finance and Chief Financial Officer in May 2000.

(5)	Dr. Newman joined the Company as Vice President, Infectious Disease Programs in March 1999. Other compensation includes payments of $44,176 for relocation to San Diego, California made by the Company to Dr. Newman.

(6)	Ms. Schueren resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company in January 2001. Salary in 2001 includes $41,469 for accrued vacation paid to Ms. Schueren upon her resignation. Other compensation in 2001 includes severance payments of $115,502 made by the Company to Ms. Schueren, in accordance with her employment agreement with the Company.

22.

STOCK OPTION GRANTS AND EXERCISES

     The Company currently grants options to its executive officers under its 2000 Plan and has previously granted options under its 1989 Plan, which was terminated in 2000. As of April 26, 2002, options to purchase a total of 514,292 shares had been granted and were outstanding under the 1989 Plan and options to purchase a total of 853,674 shares had been granted and were outstanding under the 2000 Plan. There are no options available for grant under the 1989 Plan, and options to purchase 333,076 shares remain available for grant under the 2000 Plan. In connection with the Company’s acquisition of a subsidiary in 1999, the Company assumed all of the outstanding options to purchase 423,283 shares of Common Stock of the subsidiary and as of April 26, 2002, 214,252 options to purchase shares remain outstanding.

     Options granted under the 1989 Plan prior to 1996 generally vested 20% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 20% per year during such period of employment. Options granted under the 1989 Plan after November 1996 and options granted under the 2000 Plan generally vest 25% at the end of the first year of the optionee’s employment and thereafter daily at the rate of 25% per year during such period of employment. Options granted under the subsidiary’s plan which the Company assumed generally vest 25% at the end of the first year of the optionee’s employment and thereafter monthly at the rate of 25% per year during such period of employment. Upon certain corporate events resulting in a change of control, at the discretion of the Company’s Board of Directors, (i) the acquiring company will assume the options or substitute similar options, (ii) the options will continue in full force and effect, or (iii) the Company will pay a cash settlement for or accelerate such options.

     The following tables show for the fiscal year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Options Granted in Last Fiscal Year

	Individual Grants

					Potential Realizable
					Value at Assumed
		% Total			Annual Rates
	Number of	Options			Of Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees	Exercise or		Option Term (2)
	Options	In Fiscal	Base Price	Expiration
Name	Granted	Year (1)	($/Sh)	Date	5% ($)	10% ($)

Dr. Emile Loria (3)	—	—	—	—	—	—
Dr. Robert W. Chesnut	20,000	2.54%	2.50000	12/14/11	31,445	79,687
	100,000	12.72%	2.56250	01/12/11	161,154	408,397
Mr. Robert J. De Vaere	30,000	3.82%	2.50000	12/14/11	47,167	119,531
	75,000	9.54%	2.56250	01/12/11	120,866	306,297
Dr. Alessandro D. Sette	10,000	1.27%	2.50000	12/14/11	15,722	39,844
	75,000	9.54%	2.56250	01/12/11	120,866	306,297
Dr. Mark J. Newman	10,000	1.27%	2.50000	12/14/11	15,722	39,844
	85,000	10.81%	2.56250	01/12/11	136,981	347,137
Ms. Deborah A. Schueren (4)	—	—	—	—	—	—

(1)	Based on 786,000 options granted in 2001 under the 2000 Plan, including grants to executive officers.

(2)	The potential realizable value is calculated based on the terms of the option at its time of grant (10 years in the case of all options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the

23.

Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3)	Dr. Loria joined the Company as President and Chief Executive Officer in June 2001. In connection with his employment offer letter and joining the Company’s Board of Directors in January 2001, and as an inducement to accept the offer, the Company sold Dr. Loria 1,056,301 shares of its Common Stock at a purchase price of $2.50 per share, the closing price of the Common Stock on the Nasdaq National Market on the date of purchase. The shares are subject to vesting in equal daily installments of the four-year period following the date of purchase, and the Company has a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s Service to the Company. Dr. Loria issued the Company a promissory note for $2,640,752.50, the aggregate purchase price of the shares, which is secured by a pledge of the shares. Dr. Loria did not receive any option grants in 2001 or in connection with his employment agreement with the Company.

(4)	Ms. Schueren resigned her position as an officer of the Company and a member of the Board of Directors effective January 15, 2001. The Company exercised its right to repurchase 20,041 unvested shares, which Ms. Schueren had previously purchased pursuant to an early option exercise.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
			Options at FY-End(#)(3)	at FY-End($)(1)
	Shares	Value
	Acquired	Realized	Exercisable/	Exercisable/
Name	on Exercise(#)(2)	($)	Unexercisable	Unexercisable

Dr. Emile Loria	—	—	—/—	—/—
Dr. Robert W. Chesnut	—	—	67,063/122,387	10,571/43,179
Mr. Robert J. De Vaere	—	—	49,291/130,709	7,928/39,885
Dr. Alessandro D. Sette	—	—	44,577/87,089	7,928/29,885
Dr. Mark J. Newman	—	—	76,393/101,073	123,754/75,832
Ms. Deborah A. Schueren (4)	—	—	—/—	—/—

(1)	Fair market value of the Company’s Common Stock at December 31, 2001 ($3.00 per share) minus the exercise price of the options.

(2)	None of the Named Executive Officers exercised options in the fiscal year ended December 31, 2001.

(3)	Reflects shares vested and unvested at December 31, 2001. Certain options granted under the former subsidiary’s stock plan are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares on termination of employment. Such unvested shares are therefore considered unexercisable.

(4)	Ms. Schueren resigned her positions with the Company and the Board of Directors effective January 15, 2001. The Company exercised its right to repurchase 20,041 unvested shares, which Ms. Schueren had previously purchased pursuant to an early option exercise.

24.

EMPLOYMENT AGREEMENTS

     In October 1997, the Company entered into an employment agreement with Ms. Schueren. In September 2000, Ms. Schueren announced her intention to resign from the Company for personal reasons, pending the appointment of her successor. Pursuant to Ms. Schueren’s employment agreement, upon her resignation from the Company on January 15, 2001, the Company made a one-time payment to Ms. Schueren equal to six-months of Ms. Schueren’s base salary and also provided Ms. Schueren with six-months of forward vesting on all outstanding stock option grants.

     In February 1998, a subsidiary of the Company entered into severance benefits agreements with Dr. Chesnut and Dr. Sette, which agreements were assumed by the Company in a merger with the subsidiary. In March 2001, the severance agreements for Dr. Chesnut and Dr. Sette were amended. Under the agreements, as amended, in the event that either Dr. Chesnut or Dr. Sette is terminated without cause, he shall receive a lump-sum payment equal to six months of his respective annual base salary and all of his unvested stock options shall immediately accelerate by six months. If either Dr. Chesnut or Dr. Sette is terminated without cause within one year following a change of control of the Company, he shall receive a lump-sum payment equal to twelve months of his respective annual base salary, and all of his unvested stock options shall immediately vest and become exercisable.

     In May 2000, the Company entered into severance benefits agreements with Dr. Newman, Vice President Infectious Disease Program and Mr. Robert De Vaere, Vice President, Finance and Administration and Chief Financial Officer. In March 2001, the severance agreements with Dr. Newman and Mr. De Vaere were amended. In March 2002, the Company entered into severance benefits agreements with Mr. Michael McClurg, Vice President, Business Development and Dr. Fikes, Vice President, Cancer Program. Under the agreements, as amended, in the event Dr. Newman, Mr. De Vaere, Mr. McClurg or Dr. Fikes is terminated without cause within one year following a change of control of the Company, he shall receive a lump-sum payment equal to twelve months of his respective annual base salary, and all of his unvested stock options shall immediately vest and become exercisable.

     In January 2001, the Company entered into an employment agreement with Dr. Emile Loria, a director of the Company, for the position of President and Chief Executive Officer, contingent upon obtaining satisfactory approval to work in the United States. Dr. Loria subsequently obtained such approval in June 2001. The agreement provided an annual salary of $300,000 for Dr. Loria. In addition, Dr. Loria was eligible to earn a performance bonus equal to two percent of any proceeds received by the Company from any public or private equity financing or other transaction pursuant to which the Company received funding (other than research funding) that was completed by the Company between January 16, 2001 and January 16, 2002. The Company also agreed to pay Dr. Loria a signing bonus of $125,000, certain of his relocation expenses and agreed to pay him $60,000 to assist him in his relocation.

     In addition, the Company sold Dr. Loria 1,056,301 shares of the Company’s Common Stock at the closing price of such Common Stock as reported by the Nasdaq National Market on the date of purchase, which was $2.50 per share. These shares in equal daily installments over the four year period following the purchase date and the Company has a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s service to the Company. Dr. Loria issued the Company a promissory note in the principal amount of $2,640,752.50, the aggregate purchase price of the shares, which is secured by a pledge of the shares. The note bears interest at the rate of 5.61% per year, compounded annually. As of April 26, 2002, there was $2,788,898.72 outstanding under the note.

     Under the terms of the employment agreement, Dr. Loria is entitled to continued salary payments for twelve months in the event he is terminated without cause or voluntarily resigns for good reason. In addition, if Dr. Loria is terminated without cause or voluntarily resigns for good reason following a change in control of the Company, then Dr. Loria is entitled to receive a lump sum payment equal to one year of his base salary and all of the unvested shares he initially purchased from the Company will become fully vested.

25.

COMPENSATION COMMITTEE REPORT (1)

     The Compensation Committee is comprised of Mr. Greene, Dr. Comer and Dr. McKearn, none of whom is an employee of the Company. The Committee is responsible for setting and administering the Company’s policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer (“CEO”) and the other executive officers of the Company based upon the accomplishment of defined objectives in the Company’s research and product development programs and achievement of financial targets. The full Board of Directors reviews the Committee’s recommendations regarding the compensation of the CEO and the other executive officers.

Executive Officer Compensation Program

     The Company’s executive officer compensation program consists of base salary, annual incentives in the form of cash bonuses and long-term compensation in the form of stock awards. The Company’s executive officer compensation program is designed to achieve the following objectives:

•	Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

•	Provide an incentive to advance the research and development of the Company’s therapeutic products.

•	Emphasize stock-based compensation to provide longer-term motivation by aligning the executives’ interests with those of the Company and its stockholders.

     Compensation is based on the level of job responsibility and the level of the individual’s performance as well as the Company’s performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size and stage of development in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 28 of this Proxy Statement.

     The Committee believes that the Company’s executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

Base Salary

     Base salary levels for each of the Company’s executive officers are reviewed annually. The Company applies various subjective criteria, including performance of the individual and the Company and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product development milestones, achieving certain corporate objectives (related to financings, collaborations and other strategic transactions) and organizational effectiveness. In addition, the Company compares its executives’ base salaries to management salaries at companies in the biotechnology industry, in comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

     1      The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

26.

Annual Incentives

     Annual incentives in the form of cash bonuses are established and awarded by the Compensation Committee based upon its evaluation of the performance of each executive officer and the achievement of the Company’s performance goals during the year. In 2001, as a result of achievement of specific performance objectives, annual incentive compensation awards were made to the Named Executive Officers as of December 2001 in the amounts indicated under the column entitled “bonus” in the Summary Compensation Table on page 21.

Long-Term Incentive Compensation

     The Company’s long-term incentive program includes stock options and other awards granted under the 2000 Plan, other stock awards and the 2001 Employee Stock Purchase Plan. Stock options are an important part of the Company’s performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of the Company. Prior to December 1996, the time-based vesting period of option grants under prior Company option plans was five years, but the Board changed the vesting schedule to four years to facilitate the recruitment and retention of key employees. The vesting period of option grants under the 2000 Plan is also four years. Through option grants, executives receive significant equity incentives to build long-term stockholder value.

     The Committee believes that providing management a substantial economic interest in the long-term appreciation of the Company’s Common Stock further aligns the interests of stockholders and management. The size of option grants to an individual is primarily determined by such individual’s position within management of the Company, as well as competitive practices at biotechnology companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee intends to continue to evaluate the effects of Code Section 162(m) and to comply with the requirements of that statute to the extent consistent with the best interests of the Company. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Named Executive Officers will be designed to qualify as performance-based compensation.

     In fiscal 1999 a pool of grants to a defined management group was approved. Individual awards were based on an evaluation of previous awards, vested status and retention goals. The Committee did not make any individual awards to management during 2000. The Committee made awards to the management group in January 2001 as part of a company-wide option award. In December 2001, after evaluation of previous awards, vested status, retention goals and achievement of specific performance objectives in 2001, the Committee made additional awards to the management group.

CEO Compensation

     During 2001, the total compensation program for Dr. Emile Loria, Chief Executive Officer of the Company, was largely based on the same components as for other senior executives of the Company. Each year the Committee reviews the Chief Executive Officer’s existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company’s performance relative to its peers.

     In January 2001, the Committee reviewed the qualifications and background of Dr. Emile Loria for the position of President and Chief Executive Officer of the Company and entered into an employment agreement with Dr. Loria, contingent upon his obtaining satisfactory approval to work in the United States, which approval was subsequently obtained in June 2001. The agreement provided for a base annual salary of $300,000 and a cash bonus opportunity equal to two percent of any proceeds received by the Company from any public or private equity financing or other transaction pursuant to which the Company received funding (other than research funding) that was completed by the Company between January 16, 2001 and January 16, 2002.

27.

     In connection with his employment offer letter and joining the Company’s Board of Directors in January 2001, and as an inducement to accept the offer, the Company sold Dr. Loria 1,056,301 shares of its Common Stock at a purchase price of $2.50 per share, the closing price of the Common Stock on the Nasdaq National Market on the date of purchase. The shares are subject to vesting in equal daily installments of the four-year period following the date of purchase, and the Company has a right to purchase any unvested shares at the purchase price paid by Dr. Loria in the event of termination of Dr. Loria’s Service to the Company. Dr. Loria issued the Company a promissory note for $2,640,752.50, the aggregate purchase price of the shares, which is secured by a pledge of the shares.

     In December 2001, the Committee reviewed the achievement of objectives during 2001 and determined to maintain Dr. Loria’s base annual salary for 2002 at $300,000.

     From the members of the Compensation Committee of Epimmune Inc.:

Howard E. Greene, Jr. William T. Comer, Ph.D. John P. McKearn, Ph.D.

Compensation Committee Interlocks and Insider Participation

     Mr. Greene, a member of the Compensation Committee, is Chairman of the Board of the Company.

28.

PERFORMANCE MEASUREMENT COMPARISON (1)

     The following chart shows total shareholder return of the Nasdaq CRSP Total Return Index (“Nasdaq Broad Index”) for the Nasdaq Stock Market (US Companies) and the Nasdaq CRSP Pharmaceutical Index (“Nasdaq Pharmaceutical Index”)(2) and for the Company as of the end of each year since December 31, 1996.

     Effective July 1, 1999, the Company changed its name from Cytel Corporation to Epimmune Inc. and changed its Nasdaq ticker symbol to EPMN.

Comparison of Total Cumulative Return on Investment(3)

	12/96	12/97	12/98	12/99	12/00	12/01

EPIMMUNE INC	100	44	9	11	11	12
NASDAQ STOCK MARKET (U.S.)	100	122	173	321	193	153
NASDAQ PHARMACEUTICAL	100	103	131	247	308	262

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

(2)	The Nasdaq Pharmaceutical Index is made up of all companies with the Standard Industrial Classification (SIC) code 283 (category description “Drugs”). Information regarding the companies comprising this index is available upon written request to Secretary, Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121.

(3)	The total return on investment (including investment of dividends) assumes $100 invested on December 31, 1996 in the Company’s Common Stock, the Nasdaq CRSP Total Return Index for the Nasdaq Stock (U.S. Companies) Index and the Nasdaq CRSP Pharmaceutical Index.

29.

CERTAIN TRANSACTIONS

     The Company’s Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company’s Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into certain additional transactions with its directors and officers, as described under the captions “Executive Compensation” and “Employment Agreements.”

     On December 18, 2001, the Company issued and sold shares of the Company’s Common Stock for an aggregate purchase price of $5,000,000 in a private financing. The Green Family Trust participated in the financing, purchasing 20,000 shares of Common Stock of the Company. The trustee of the Greene Family Trust is Howard E. Greene, Jr., who is also the Chairman of the Board of Directors of the Company. The State of Wisconsin Investment Board, Peter Allard, Genencor International, Inc. (“Genencor”) and International Biotechnology Trust plc also participated in the financing, and each owns more than five percent of the Common Stock outstanding of the Company. In the financing, the State of Wisconsin Investment Board purchased 706,050 shares of Common Stock of the Company. Peter Allard purchased 300,000 shares of Common Stock of the Company. Genencor purchased 173,950 shares of Common Stock of the Company and International Biotechnology Trust plc purchased 800,000 shares of Common Stock of the Company.

     In July 2001, Genencor exclusively licensed the Company’s epitope and PADRE® technologies and related intellectual property rights on a worldwide basis for vaccines to treat or prevent hepatitis C, hepatitis B and human papilloma virus, and the two companies entered into a 30-month collaboration focused on development of therapeutic vaccines for the three viral indications. At that same time, Genencor made an initial 10 percent equity investment in the Company. If certain conditions are met, Genencor has the right to acquire up to 500,000 additional shares of the Company’s Common Stock. As of February 15, 2002, Genencor held 11.1% of the Common Stock of the Company. Genencor paid an upfront license fee and will also pay pre-commercialization milestones and royalties on product sales, if any products are ever developed.

30.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. The process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to the Company’s Corporate Secretary, 5820 Nancy Ridge Drive, San Diego, California 92121 or contact the Company’s Corporate Secretary at (858) 860-2500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

31.

OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors /s/ ROBERT DE VAERE Robert J. De Vaere Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

April 30, 2002

A COPY OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO CORPORATE SECRETARY, EPIMMUNE INC., 5820 NANCY RIDGE DRIVE, SAN DIEGO, CA 92121.

32.

EPIMMUNE INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2002

     The undersigned hereby appoints EMILE LORIA, M.D. and ROBERT J. DE VAERE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Epimmune Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Epimmune Inc. to be held at 5820 Nancy Ridge Drive, San Diego, California, on Tuesday, June 18, 2002 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN SIGNED, WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect seven directors to hold office for the ensuing year or until their successors are elected.

[ ]	FOR the nominees listed below (except as marked to the contrary below)	[ ]	WITHHOLD AUTHORITY to vote for the nominees listed below.

Nominees:	Howard E. Greene, Jr.; William T. Comer, Ph.D.; Michael G. Grey; John P. McKearn, Ph.D.; Georges Hibon; Emile Loria, M.D.; and Michael J. Ross, Ph.D.

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

PROPOSAL 2:	To approve an amendment to the Epimmune Inc. 2000 Stock Plan, as amended, to increase the number of shares of the Company’s common stock available for issuance under the plan from 700,000 to 1,200,000 shares.

[   ]      FOR                                   [  ]      AGAINST                                   [   ]      ABSTAIN

(Continued and to be signed on other side)

(Continued from other side)

PROPOSAL 3:	To ratify the selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

[   ]      FOR                                   [  ]      AGAINST                                   [   ]      ABSTAIN

DATED
SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.